Exhibit 10.1

First Amendment to Management Agreement

THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of December 6, 2020 by and among Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), Anworth Management, LLC, a Delaware limited liability company (the “Manager”), and, solely for the purposes of Section 6 hereof, Ready Capital Corporation, a Maryland corporation (“Parent”). The Company, the Manager and Parent are each sometimes referred to herein as a “Party”, and collectively as, the “Parties”. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Management Agreement or the Merger Agreement (each as defined below), as the case may be.

RECITALS

WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of December 31, 2011 (the “Management Agreement”);

WHEREAS, contemporaneously with the entry into this Amendment, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 6, 2020, by and among Parent, RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as may be amended from time to time, the “Merger Agreement”), pursuant to which it is contemplated that the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity of the merger (the “Merger”); and

WHEREAS, in connection with the Merger Agreement and the Merger and the other transactions contemplated thereby, the Parties desire, subject to the terms and conditions set forth herein, to amend the Management Agreement to provide, among other things, for: (i) the termination of the Management Agreement effective as of the Closing Date (as defined in the Merger Agreement); and (ii) certain additional obligations and agreements among the Parties and for the benefit of Parent.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Termination of Management Agreement; Survival of Certain Provisions.

(a)           Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby agree that the Management Agreement and all rights and obligations of the Company and the Manager thereunder (including, without limitation, Section 3(b) thereof) shall be automatically terminated and of no further force or effect as of the Closing Date (such termination, the “Termination”, which shall be deemed a Termination Without Cause (as defined in the Management Agreement)), without any further notice or action by any of the Company or the Manager. Notwithstanding the foregoing:

(i)            The Manager shall be entitled to receive the monthly Management Fee payable to the Manager pursuant to the terms and conditions of Management Agreement, prorated through the date of the Termination. Within 15 days following the Closing Date, the Manager will deliver to Parent, as successor to the Company, a written statement setting forth in reasonable detail the Manager’s good faith computation, in accordance with the Management Agreement and consistent with past practice, of any and all Management Fees accrued pursuant to Section 6 of the Management Agreement and unpaid as of the Closing Date (the “Accrued Management Fee”); provided, however, that (A) the Accrued Management Fee for the month in which the Closing occurs shall be pro-rated based on the number of days in such month that have elapsed up to and including the Closing Date compared to the total number of days in such month, and (B) for purposes of the computation of the Accrued Management Fee for the month in which the Closing occurs, Equity (as defined in the Management Agreement) shall be determined as of the end of the month which occurred immediately prior to the Closing Date. Within five (5) Business Days following the Manager’s delivery of such written statement of the Accrued Management Fees pursuant to the preceding sentence, Parent or Merger Sub, as successor to the Company, will pay to the Manager the Accrued Management Fees.

(ii)           Within 15 days following the Closing Date, the Manager will deliver to Parent, as successor to the Company, a written statement setting forth in reasonable detail a calculation of all unreimbursed expenses (A) incurred by the Manager or its Affiliates on behalf of the Company in the ordinary course of business and consistent with past practice prior to the Closing Date, which are reimbursable to the Manager or its Affiliates in accordance with the terms of Section 7 of the Management Agreement, and (B) that have been incurred by the Manager in connection with the Termination, including, without limitation, third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company in connection with, or after public announcement of, the Merger Agreement, the Merger or other Transactions (collectively, the “Unreimbursed Expenses”). Within five (5) Business Days following the Manager’s delivery of such written statement of the Unreimbursed Expenses pursuant to the preceding sentence, Parent or Merger Sub, as successor to the Company, will pay to the Manager the Unreimbursed Expenses.

(iii)          Promptly following the Closing Date, the Manager shall take those actions required of the Manager pursuant to Section 13 of the Management Agreement upon the terms and conditions set forth therein; provided, that for such purposes all payments shall be made, and all documents and property delivered, to the Parent as successor to the Company.

(iv)         The following provisions of the Management Agreement shall survive the Termination and shall continue to remain in full force and effect: Section 5 (Records; Confidentiality), Section 7 (Expenses of the Company), solely to the extent of any Unreimbursed Expenses, Section 8 (Limits of the Manager’s Responsibility), Section 13 (Action Upon Termination), and Section 14 (Release of Money or Other Property Upon Written Request).

(b)           Prior to the Termination, (i) the Company and the Manager shall comply in all respects with all the terms and conditions of the Management Agreement, (ii) the Company and the Manager shall not amend the Management Agreement or this Amendment, in each case without the prior written consent of Parent, and (iii) except as specifically permitted or required by the Merger Agreement, as required by law, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company and the Company’s subsidiaries, and its obligations pursuant to the Management Agreement, in the ordinary course of business consistent with past practice in all material respects. Further, the Manager agrees to cooperate with the Company and Parent prior to the Closing and take all actions reasonably requested by the Company or Parent prior to the Closing in order to carry out and effect the Merger and the transactions contemplated by the Merger Agreement.

2.            Termination Payment.

(a)           In consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay to the Manager the termination fee amount of $20,300,000 (the “Termination Payment”), payable in a lump sum cash payment on the Closing Date, subject to the Manager’s compliance with the terms and conditions of the Management Agreement (including, for the avoidance of doubt, as amended by this Amendment). The Termination Payment shall be deemed (i) to constitute, and shall in all respects satisfy all obligations with respect to, the “Termination Fee” (as defined by the Management Agreement), and (ii) to be the aggregate unpaid Management Fee that, had the Management Agreement not been automatically terminated as of the Closing, would have accrued under Section 6 of the Management Agreement for the period commencing on the day immediately following the Closing Date and the Termination through the end of the Automatic Renewal Term (as defined in the Management Agreement) ended December 31, 2021.

(b)           Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, any Accrued Management Fee, and any Unreimbursed Expenses payable hereunder, shall be the entire amounts payable to the Manager or any of its affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement, as amended by this Amendment, unless the Merger Agreement is validly terminated pursuant to Section 8.1 of the Merger Agreement without the occurrence of the Effective Time (as defined in the Merger Agreement), and except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination. For the avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice and pursuant to the terms of the Management Agreement; provided, that this Section 2(b) shall not be deemed to limit any bona fide claims the Manager may have (and any payments related thereto) pursuant to Section 7 (to the extent of any Unreimbursed Expenses to be reimbursed after the Closing), Section 8, Section 13, or Section 14 of the Management Agreement.

3.             Waiver of Notice Requirement. Each of the Company and the Manager hereby (i) agree that this Amendment constitutes all required notice of termination of the Management Agreement pursuant to the terms of the Management Agreement, and (ii) waives, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by this Amendment or the Merger Agreement.

4.             Release.

(a)            Effective as of, and contingent upon, the Termination, each of the Company, the Manager, and its respective affiliates hereby fully and unconditionally releases and forever discharges the other party and the affiliates of the other party (including, as applicable, the Company’s Subsidiaries, Parent, the affiliates of Parent, and the Surviving Company), and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity (“Claims”) that they ever had, now have, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination.

(b)            Each of the Company and the Manager agrees that it shall not make any assignment of any Claim or any right of any kind whatsoever embodied in any of the Claims released herein, and that no other person or entity of any kind shall have any interest in any of the Claims released herein.

5.             Certain Reduction of Payments by the Company. If, notwithstanding such agreement and understanding of the parties, it is ultimately established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved (in any such case, a “Final Determination”), that some portion of the Termination Payment paid pursuant to Section 2 hereof constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Manager and/or any of its service providers that are deemed to be disqualified individuals who received excess parachute payments under Section 280G of the Code (each, a “Recipient”) shall be obligated to pay back to the Parent, as successor to the Company, or, if such Recipient is or was a service provider to the Manager, such Recipient shall be obligated to pay back to the Manager who shall, in turn, be obligated to pay such amounts received to Parent, as successor to the Company, a portion of such payments equal to the Repayment Amount within 30 days of such Final Determination. The “Repayment Amount” shall be the smallest such amount, if any, as shall be required to be repaid to the Parent, as successor to the Company, so that such Recipient’s net after-tax proceeds (after taking into account the payment of the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) and all other taxes imposed on the Termination Payment) shall be maximized, and shall include interest at the applicable Federal rate, as determined under Section 1274 of the Code. If the Excise Tax is not eliminated pursuant to this Section 5, such Recipient shall pay the applicable Excise Tax. Notwithstanding anything herein to the contrary, the Manager, the Recipients, the Company, and Parent, as successor to the Company, agree to work together and use commercially reasonable efforts to address any potential effects of Section 280G of the Code, including, without limitation (and in the Manager’s discretion), engaging a third-party valuation expert to help demonstrate that any payments made or to be made to a Recipient should be considered “reasonable compensation” for purposes of Section 280G of the Code.

6.            Successors and Assigns; Third Party Beneficiaries; Guarantee; Further Actions; Specific Performance; Representations and Warranties.

(a)            This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns as provided in this Amendment. Parent and its affiliates, successors and assigns shall be entitled to rely on this Amendment in connection with the consummation of the transactions contemplated by the Merger Agreement. Parent shall be an express third-party beneficiary of this Amendment (including applicable provisions of the Management Agreement), and Parent shall be entitled to enforce any such provisions.

(b)            Effective as of, and contingent upon, the Closing, Parent fully and unconditionally guarantees the timely and full performance of the obligations of the Company that by their terms survive the Closing and the Termination under this Amendment and the Management Agreement as if it were the Company. Parent waives promptness, diligence, notice of acceptance and any other notice with respect to this Section 6(b), its guaranteed obligations, and all demands whatsoever. Parent covenants that the guarantee in this Section 6(b) will not be discharged, except by complete performance of the obligations contained in this Amendment, subject in all cases to the terms of this Amendment.

(c)            Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any Party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate and perform the terms, provisions, or conditions of this Amendment.

(d)            It is understood and agreed that money damages may not be an adequate remedy for any breach of this Amendment by any Party and that any non-breaching Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Amendment, but shall be in addition to all other remedies available at law or equity to any non-breaching Party.

(e)            Each of the Parties hereby represents and warrants to the other Parties that (i) such Party has the absolute and unrestricted right, power, and authority to (A) execute and deliver this Amendment, and (B) perform its obligations hereunder, and (ii) such Party has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with this Amendment and that it enters into this Amendment of its own free will and as its independent act.

7.            Termination. In the event that the Merger Agreement is terminated prior to the consummation of the Merger, this Amendment shall automatically terminate and be of no further effect (except as specifically set forth herein) and the Management Agreement shall continue in full force and effect.

8.             Survival. For the avoidance of doubt, the obligations of the Parties contained in this Amendment which by the terms thereof contemplate performance after the Closing and the Termination shall survive the Closing and the Termination.

9.             Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future law or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

10.           Entire Agreement; Amendment. The Management Agreement and this Amendment constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions between them relating thereto. Any amendment or modification to this Amendment shall be effective only if in writing and signed by each Party.

11.           Publicity. During the period from the date hereof to the Closing Date, none of the Company, the Manager, or their respective Affiliates or Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to this Amendment without the prior consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall be allowed to disclose and file this Amendment in applicable filings with the U.S. Securities and Exchange Commission.

12.           Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Amendment.

13.           Agreement Not to be Strictly Construed Against any Party. This Amendment shall be construed and interpreted as if each of the Parties drafted this Amendment concurrently. Any ambiguity or interpretation of this Amendment shall not be construed against any Party, and any such ambiguity or interpretation shall be determined as if each of the Parties drafted this Amendment concurrently.

14.           Counterparts; Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile, pdf scan, or other form of electronic signature.

15.           Governing Law. This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws principles thereof.

16.           Payments. All payments to be made pursuant to Section 1 and Section 2 hereof shall be made by wire transfer, in immediately available funds, to an account designated by the Manager in writing at least three (3) Business Days prior to such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Management Agreement as of the day and year first above written.

Anworth Mortgage Asset Corporation

By:	/s/ Joseph E. McAdams
Name: Joseph E. McAdams
Title: Chief Executive Officer and President

Anworth Management, LLC

By:	/s/ Lloyd McAdams
Name: Lloyd McAdams
Title: Chief Executive Officer

Solely for the purposes of Section 6 hereof:

Ready Capital Corporation

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Title: Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment to Management Agreement]